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                                                                    EXHIBIT 11-1


                   THE NAVIGATORS GROUP, INC. AND SUBSIDIARIES


                        COMPUTATION OF PER SHARE EARNINGS

         Earnings Per Share of Common Stock and Common Stock Equivalents

                      (In thousands, except per share data)


                                                           YEAR ENDED DECEMBER 31,
                                                      -----------------------------------
                                                       1997          1996          1995
                                                      -------       -------       -------

Net income applicable to common stock .........       $12,546       $16,752       $12,582

Average number of common shares outstanding ...         8,296         8,197         8,154

Net income per share - Basic ..................       $  1.51       $  2.04       $  1.54


Average number of common shares outstanding ...         8,296         8,197         8,154
Add: Assumed exercise of stock options ........            89            89            59
                                                      -------       -------       -------
Common and common equivalent shares outstanding         8,385         8,286         8,213
                                                      =======       =======       =======
Net income per share - Diluted ................       $  1.50       $  2.02       $  1.53